FOR IMMEDIATE RELEASE

Kaiser Aluminum Announces Director Resignation

FOOTHILL RANCH, Calif. –May 1, 2009 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that Georganne C. Proctor resigned as a member of its Board of Directors effective April 27, 2009 due to the demands of her position as Executive Vice President and Chief Financial Officer at TIAA-CREF. In her resignation letter, Ms. Proctor noted her full support of Kaiser Aluminum and its management team.

“Georganne has my personal appreciation and that of the members of the Board of Directors for her many valuable contributions to Kaiser Aluminum,” said Jack A. Hockema, President, CEO and Chairman.

Ms. Proctor had been a director of Kaiser Aluminum since July 2006. During that time, she served as a member of the audit and compensation committees. The Board of Directors has the authority to fill the vacancy resulting from Ms. Proctor’s resignation.

Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

Investor Relations Contacts:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757

Public Relations Contact:
Dave Quast
FD
646- 421-5341